EXHIBIT 23.2

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm 10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428
Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-1 of China Liberal Education Holdings Limited (the “Company”) of our report dated April 15, 2024, relating to the consolidated balance sheets of the Company as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years ended December 31, 2023, 2022 and 2021 and the related notes, included in its Annual Report on Form 20-F.

We also consent to the reference of Audit Alliance LLP, as an independent registered public accounting firm, as experts in matters of accounting and auditing.

/s/ Audit Alliance LLP

Singapore

May 13, 2024